Exhibit 99.2

INSITUFORM TECHNOLOGIES, INC.
Moderator: Joe Burgess
April 24, 2009
8:30 am CT

Operator:	Good day and welcome everyone to this Insituform Technologies First Quarter 2009 results call. As a reminder, today's call is being recorded.

Any financial or statistical information presented during this call including any non GAAP measures, the most directly comparable GAAP measures and reconciliation to GAAP results will be available on our Web site, insituform.com.

During this conference call, we'll make forward-looking statements which are inherently subject to risks and uncertainties.  Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filing and throughout this conference call.

We do not assume the duty to update forward-looking statements. Please use caution and do not rely on such statements.

Now I'll turn the call over to Insituform's president and CEO, Joe Burgess. Please go ahead.

Joe Burgess:	Thank you. Good morning and I want to thank everybody for participating on Insituform's conference call for our first quarter 2009 results.

Joining me today on the call are David Martin, Senior Vice President and Chief Financial Officer, David Morris, Senior Vice President and General Counsel and Chuck Voltz, Senior Vice President, North American Rehabilitation.

As has been our practice, I'm going to make a few remarks discussing the first quarter along with some other issues that are important to the business but plan to spend most of the time responding to your questions.

I'm pleased to report a significant improvement in profitability again this quarter compared to last year.  First quarter earnings from continuing operations are $4.6 million or 16 cents per diluted share.  This is a 129% increase over 2008 when we reported $2 million in earnings or 0.7 cents per diluted share.

These figures exclude the post-acquisition results for Bayou and $8.2 million of pre-tax expenses associated with the acquisitions of Bayou and Corrpro which were completed on February 20 and March 31 respectively.

We continue to see tremendous improvement in our core North American sewer rehabilitation segment.  Against essentially flat revenues, the business produced a $4.6 million improvement in operating income over 2008.

At the regional level, our contracting operations improved gross margins by 29% to 18.5% overall.  This is due primarily to improved project management and scheduling and better execution, which has allowed us to avoid some of the significant project write-offs that have plagued the winter seasons in the past.

We also benefited from substantially lower resin and fuel costs.  Our manufacturing operations increased operating profits by more that $1.3 million over 2008 due to a more than doubling of third-party tube sales and increased tube sales to Asia.

Lastly, NAR ran $800,000 lower on direct operating expenses due primarily to the flatter organizational structure adopted last year.  Backlog at NAR increased by 6% over the first quarter but is down 8% from last year.  Our bid table has been robust during March and April so we continue to expect to see modest top-line growth for this market in 2009.

European operations almost broke even for the quarter and produced an $800,000 improvement over 2008.  Results improved dramatically in Switzerland, Poland and France due primarily to the avoidance of the execution errors that occurred in 2008.

Overall, however, backlog in Europe is down by over 30%, almost entirely driven by the dry up in backlog in the U.K. due to economic conditions and the timing of OFWAT regulatory reviews.  We are continuing to focus on the basics on our approach to our European markets.

Some months ago we appointed Alex Buehler to the position of Vice President, Europe.  Alex previously led Marketing and Technology and has been instrumental in creating and driving improved quality systems, manufacturing efficiencies and internal tube pricing effectiveness.

All of these factors have contributed to our increased performance in North America and will benefit our European operations.  We also expect increased profitability out of our joint venture in Germany, which had a strong second half of 2008 but started slowly in Q1.

Asia Pacific contributed meaningful earnings in the quarter with the continued work on our backlog in Delhi, India.  Those projects are on schedule and continue to produce tube, equipment, and contracting profits as expected.  We are grateful to our partners at SPML for their tireless assistance in working through the logistics of this work in the Indian market.

We have seen a slowdown in bid activity due to economic conditions and the Indian elections which will last through May.  Even with these delays, we had visibility into $72 million of funded projects in our primary markets in Delhi, Mumbai and Hyderabad.

These projects will bid during the second quarter and into the summer.  With these bids and the expected increase in bid activity after the elections, we expect to continue to build our backlog in India during 2009.

In the rest of Asia we see considerable project activity that we believe will accelerate our growth in key target markets.  In Hong Kong, we continue to see work releases against our contract awards.  We expect an improved year for our Hong Kong business due to increased revenue and a lower overhead structure.

We have started a second crew in Australia and are putting together a third.  Significant bid activity is expected on large term contracts in Sydney in May and we are currently adding backlog in Brisbane and Melbourne.

In Singapore, Phase 4 program has begun tendering.  This is a $280 million program spanning the next three or four years.  Insituform is planning on competing for large diameter work directly and selling tube for the smaller diameter projects.

As I've mentioned previously, Dan Cowan, our Vice President for Asia-Pacific has relocated to Hong Kong to be able to spend more time focused on growing our presence in this important region.  We remain excited about the momentum we have created and our expanding and improved execution capability.

Our water operations did not meet financial targets for the first quarter due to lower than expected productivity on several key U.S. jobs.  We expect to catch up to our targeted revenue in the second quarter with the restart of work in Hong Kong and in New York City.

As I mentioned in the Annual Report, the big news here is that our technology portfolio is beginning to catch up to our aspirations for this market.  At the recent No-Dig Conference, we unveiled our InsituMain product, which gives us a fully structural cured-in-place solution for a wide range of pressures and diameters.

We plan to manufacture this product in Batesville, Mississippi.  This product can be re-tapped with either robotics or a chemical seal, which will create greater productivity and lower installation costs.

During the second and early third quarters, InsituMain will be piloted in Washington DC, Kansas City, St. Louis and Denver.  We are also working on pilot operations in Asia and in Europe.  As we continue to drive productivity up and cost down, our water product line is ready to accelerate the conversion of the market from dig and replace options.

There's a lot to talk about in energy and mining, but let's start with UPS.  Revenues declined in the first quarter due to a dry up of project activity in Chile related to mining activity there.  Lower commodity pricing has pushed off the projects planned for 2009.

Acquisitions in Canada and the U.S. remain steady and we continue to pursue significant opportunities in Mexico that we believe will allow UPS to meet its targets for 2009.  Obviously, we've begun to manage the new acquisitions Bayou and Corrpro.

We are 60 days into Bayou and less than a month for Corrpro and are busy with employee on-boarding and getting everyone's e-mail to work.  We're working directly with Bayou management, looking at operating and purchasing efficiencies and, obviously, working to establish performance targets that are consistent with the pro formas established during our due diligence.

We believe Bayou will perform consistent with those projections.  Contracting backlog for Bayou is down slightly from year-end but up significantly over last year.  We're confident that Bayou is well-positioned to meet its short-term targets and position itself for future growth.

The Corrpro acquisition closed on March 31 so there are not any financial results in the first quarter numbers, other than a $900,000 worth of charges associated with severance payments made for redundant senior management positions that have been eliminated.

We have been able to take a view of the 2009 performance prospects and believe they are consistent with our due diligence.  As identified in our press release we now reconfirm our belief that these transactions are 10% to 15% accretive in 2009 and have adjusted our guidance range to $1 to $1.10 per diluted share to reflect that forecast, excluding transaction costs.

In closing, this is roughly where I came in last year so I might take a moment to reflect back on my first year at Insituform.  In my initial remarks I stated that I had always believed Insituform to be a company of tremendous untapped potential.

During the last year, it's been a pleasure working with the many talented and dedicated employees here, along with our partners and advisors to put Insituform on a path to recognize much of that potential.

It's been a very busy year, but I believe the steps we've taken have positioned this company for sustained profitable performance and increased shareholder value.  And with that I thank you for your time in listening and now we'll be happy to answer any questions that you might have.

Operator:
Thank you.  Today's question and answer session will be conducted electronically.  If you would like to ask a question, you may do so by pressing the star key followed by the digit 1 on your touchtone phone.  If you are joining us on a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Again, that is star 1 to ask a question.

We'll go first to Arnie Ursaner with CJS Securities.

Fred Buonocore:	Good morning, gentlemen. This is actually Fred Buonocore calling in for Arnie. How are you today?

Joe Burgess:	Doing good. Thank you.

Fred Buonocore:
First question relates to the delayed projects you were talking about in North America Sewer.  Can you give us a little bit of color on those kinds of projects and are these things that we should see come into backlog in the second quarter or are these kind of longer term delays?

Joe Burgess:
I think that they're mainly events that are kind of straddling the quarter.  I can give you two pretty large-scale examples of projects that have been awarded since the end of the quarter, most recently Sacramento County in California, which was an $18 million project.

That would obviously, had that been awarded prior to the March 31 close date, that would have altered our backlog view.  We were also awarded additional work in Clark County, Nevada, outside of Las Vegas, for around $7 million so those are two large-ticket items and then a few small things.

I think the general point, Fred, is that we see a pretty robust bid table out there in the spring coming out of the winter months and feel like we will see the modest growth in this market that we anticipated for 2009.  And that was before we factored in any stimulus impacts, which we have not as of yet.

Fred Buonocore:
Excellent.  And then on the energy and mining side, are you starting to see any cancellations or have you been seeing any cancellations or really just kind of like a slow pace of letting projects out and as you point out, just kind of projects drying up.

Joe Burgess:
I would say the latter.  You know the Bayou backlog which we talked about during the road show and as we've talked about these acquisitions is oriented towards larger projects.  The good news is that they're already involved in many of those projects, the trans-Canada pipeline, the Haynesfield gas distribution, pipeline work, et cetera.

Now, there's some work that they're pricing and focusing on which would tend to be projects that from a timing standpoint, would fill up 2010 and I think those probably aren't going at the pace that they were going say two years ago or even maybe eight-to-nine months ago, but we're not seeing, we're certainly not seeing outright cancellations of projects.

Fred Buonocore:
Great and then just finally over to Europe on the margin opportunity.  I mean, can you kind of give us a sense for, is there much more room to go in terms of improving your margins there.  And specifically, what sort of actions have you been taking in the region?  Thank you.

Joe Burgess:
Well, we would hope so.  Certainly our quarter, our year-over-year results are improved, but I think that improvement is representative really of us in 2009 not having some of the large write-offs.  You may recall, that we had some project breakdowns of a significant nature in Poland last year and those are not in the 2009 results.

Our hope is, and all I really am saying there, is that I don't know that the margin improvement in the first quarter in Europe and the overall profitability improvement is as much a result of process improvements or systemic improvements as it is those one-time items.

As I was outlining in my remarks, Mr. Buehler is on the ground there.  He has had a heavy hand in driving quality and manufacturing efficiency improvements in the U.S. market that we benefited from and we expect to see those as he gets more immersed in the European operations.

Fred Buonocore:	Great. Thank you very much.

Joe Burgess:	Thank you.

Operator:	We'll go next to John Quealy with CanAccord Adams.

John Quealy:	Hi. Good morning. With regard to Bayou and Corrpro, given the guidance you gave out here, when do you expect backlog to grow in those businesses moving forward?

Joe Burgess:
I think, if you look at the three segments, UPS has obviously been working down their backlog.  We expect that to pick up in the second quarter as some of the work in Canada and Mexico comes to fruition and goes into our backlog.

Bayou's backlog I think, we would expect to be relatively steady from where it is.  I mean, they certainly are working on significant projects but they also have some larger projects that they'll start working on in the summer.

Corrpro's backlog tends to be similarly seasonal as ITI's is. I think you could probably see that start to go up as the weather warms and then they work it off as we get later in the year.

John Quealy:	And on United, you made a reference in the release about a modest rise in commodity costs. What specific commodities and how do you quantify modest?

Joe Burgess:	I don't know. David, do you …

David Martin:	You speaking of commodity cost? I don't know that we said that.

John Quealy:	I think it said …

Joe Burgess:	You're probably going to tell us if we did.

David Martin	Commodity prices, commodity prices have come up some.

Joe Burgess:
Yes.  I think that was, that reference was more towards seeing some uptick in some of the mineral commodity pricing and at least some stabilization in the oil and gas markets, which we think is going to contribute to the release of some of the project activity that these businesses have been pursuing.

John Quealy:
Great, thank you.  And my last question, third party product sales doubling year on year.  Two parts, one, can we assume the gross margins are above the corporate average for that?  And then two, should we expect that line to grow if North American Rehab business picks up industry-wide?

Joe Burgess:	Well, certainly our manufacturing profits would grow if the North American business picks up industry-wide because the largest part of our manufacturing capability sells to our internal operations.

But we're very bullish on our ability to continue to capture more of the third-party market.  You see the figures for the first quarter where the top line is doubled.  The margin is essentially the same, so to capture that share, we're not talking about price reductions here.

And I think as we go through time, we're becoming more capable to start to work on even larger accounts within the North American market.

Joe Quealy:	Thank you.

Joe Burgess:	You're welcome. Thank you.

Operator:	We-ll go next to Jeff Beach with Stifel Nicolaus.

Jeff Beach:	Yes good morning, Joe and David.

Joe Burgess:	Good morning.

David Martin	Good morning.

Jeff Beach:
I was looking at the value results that you had in the tables.  And taking out all the charges, you had very modest operating income.  And I'm assuming there's a lot of change going on there, activities that would hold down that operating number.  Can you talk about the profitability and all the charges since you owned it?

And then would you look at most of this turmoil or whatever behind that in the second quarter we're going to see historical type margins?

David Martin	Yes …

Joe Burgess:	David can talk about what's represented in the tables.

David Martin
Yes, Jeff I'll address that.  The first quarter results are obviously 39 days worth of work that they did.  The production tends to be a little bit down in Q1 and then they ramp up towards Q2 and that being a plant production-type facility and absorption of fixed costs, see margin expansion when your production facilities are in full gear.

Also in the first quarter, the mix of work was a little bit different than it will be in the summer in that concrete type work that they do tends to have a larger margin to it.  And there was very little of that because of the offshore projects.  So to answer your question, the margins will see some improvements in Q2 over what you saw just in the 39 days that we had.

The key thing here is it is a very short period so you certainly can't take indications from that short period profit.

Jeff Beach:
All right, that's what I thought.  The other question, just for modeling, you've shown some non-GAAP earnings that I think is really helpful here.  But when you move forward and then end up with a non-GAAP number for the year, how are you going to treat the equity offering?

Are you going to have non-GAAP earnings for the year that only has nine months?  Or are you going to use 10-1/2 months of this higher share base?  Just so my numbers are kind of more in line with what you're going to be reporting.

David Martin	Yes, Jeff, this is David. I'll take that question. The intent was that for the very first quarter we would put in a non-GAAP table because of the fact we had an acquisition right in the middle of it.

The intent is not to this type of thing going forward because now we're in a post- acquisition, post-equity offering era.  And everyone is now on the same page in terms of where the expectations are for the rest of the year, and giving guidance of a $1 to $1.10, now that all the distortions of one-time items is out of the way.

So the expectation is that we will disclose the one-time items on a year-to-date basis but quarterly we'll not have those non-GAAP-type of disclosures.

Jeff Beach:	The question is for the year, will you show a higher equity share base for 9 months or 10-1/2 months?

David Martin	Ten and a half months.

Jeff Beach:	OK. Thanks a lot.

Joe Burgess:	You're welcome.

Operator:	As a reminder, press star 1 to ask a question. We'll go next to Steve Denault with Northland Securities.

Steve Denault:	Good morning, everybody. My first question is in regards to Bayou and Corrpro. Can you help us get a better sense of just how seasonal those businesses are?

Joe Burgess:
Yes, I mean when we're out on the road, I think the Bayou business is probably a little more seasonal than Corrpro, tending to be more oriented towards second and third quarters with spillover into the fourth.

The first quarter, for a variety of reasons, product mix, they have some of the more maintenance-oriented businesses, tend to start the year slow just based on when their customers want them working.  And they chose not to work in the ice or the mud as they go out to do repairs and other work on pipelines.

Corrpro's a little – well not totally smooth, I would say a little smoother than the Bayou business, although they have some strength around the back half of the year relative to the first half of the year.

Steve Denault:
So would you say – let's just pick on Bayou, do you know, is it 65% of the business in the second and third quarter or – I'm just trying to gauge it a little bit better.  How weak is the first quarter typically?

Joe Burgess:	I don't know. David…?

David Martin:	It's very similar. This is David. It is very similar to the seasonality that we have seen. So you can gauge it off of that.

Steve Denault:	OK. The 500 grand at the Bayou level, associated with additional depreciation amortization, is that one time or ongoing?

David Martin	That's ongoing. It's related to the purchase price allocation of the acquisition. As we noted in our prospectus supplement, this is in line with what we had disclosed there.

Steven Denault:
OK, no that's fair.  The final question, the InsituMain product, in that it enables you to tap it with via chemical seal.  Can you provide more color there and let us know, I mean, how significant is that?

Joe Burgess:
Well, in terms of overall productivity, it's very important.  There are two ways to recap the line.  You're either going to use robotics to create a mechanical seal or you're going to use heat to create a chemical seal within the line.  And the productivity is at this stage, better if you're able to go through and utilize the chemical seal.

Steve Denault:	All right. I mean, is it a game changer or are you just catching up to other technology that's out there?

Joe Burgess:
Well, I don't think we're catching up.  All of this is relatively new.  And of course, the other issue with InsituMain is that it’s a structural product so that you know it meets the original engineering specifications of the host pipe, which is something that we believe our clients have been looking for and we have been able to occasionally provide it.

Steve Denault:	OK. And maybe just a final question. What are your operating margin thoughts on North America Sewer? The margins were nice in the quarter, what should we anticipate over the balance of the year?

Joe Burgess:
We think they'll continue to improve over what we saw last year.  Again, because of the reduction in execution errors and project write-offs that we saw still in 2008, and then continuing to improve our execution on our day-to-day work in terms of managing our subs and pricing work correctly.

Steve Denault:	Thank you.

Joe Burgess:	You're welcome.

Operator:	Glenn Wortman with Sidoti & Company.

Glenn Wortman:	Yes, good morning, guys.

David Martin	Good morning.

Glenn Wortman:	Can you guys just comment on the competitive pricing environment for North American Sewer?

Joe Burgess:
Yes, it's obviously a competitive environment, has been for some time.  We feel like we are able to manage as well or better than most in that market because of many of the inherent advantages that we have.  We make our own tube, we think it's very, very cost effective.

We work very hard to create price advantages across key elements of expense, particularly resin and fuel.  And we spent a lot of time both upgrading our project management capability, which eliminates execution errors in the field.  And that allows us, when you put all of that into a hopper, it allows us to preserve margin.

And we need to be aggressive in capturing the work that we need to capture to support our backlog.  I think we've not seen and Chuck, you may even have an additional comment, but the – I think – we're also working hard, we will see some aggressive pricing from time to time in some regional pockets, we've not seen deteriorations in pricing or excessively so.

Chuck Voltz:	Yes, absolutely, Joe. it is competitive, more on the East Coast than we've seen in the other regions. But I would say that our margins are going to be there as they are there today.

Glenn Wortman:
And could you give us maybe a little bit more color on the opportunity in drinking water business, abroad – maybe highlight specific markets and how you see that kind of developing over the next several quarters?

Joe Burgess:
Our big emphasis there abroad, we obviously have some contracts in Hong Kong that we continue to work on.  And I would think we could do as much as $8 million to $10 million worth of work in that particular market.

We hope to pilot the InsituMain product in a couple spots in Asia, sites not yet determined.  But we're working diligently on that.  But we're also excited about the product potential in Europe.  We've done quite a bit of work in Europe, some work in the U.K. and some work in Spain but the InsituMain product should give us a much more capable product across a wider range of diameters and pressures.

And, of course, the European market is a cold weather market, which means existing pipelines that are deeper in the ground.  And in the early stages of converting a market from dig and replace to trenchless technologies, that will be important on the water side because the shallower the pipe, the less costly it is to dig up.

So I think you'll see in Europe that we should be able to get some traction there pretty quickly this year.

Glenn Wortman:	And then finally, on the operating expense line for North American Sewer, that number came back considerably, how should we be thinking about that number going forward?

David Martin:
This is David, I'll take that.  You'll see its a little bit lower in Q1, it ramps up over time relating to incentive compensation as it relates to the overall plan cycle for 2009.  But overall, don't expect to see it going back up to those levels.

We've taken measures in late 2008 to restructure the operation.  And have reduced those on an annual run rate basis by more than $4 million.  So the expectation is it will be lower than last year quite considerably.

Glenn Wortman:	All right. Thank you for your time.

Joe Burgess:	Thank you.

Operator:	We'll go next to Christopher Purtill with Janney.

Joe Burgess:	Good morning.

Christopher Purtill:
Quick question for you.  You mentioned a significant benefit in North American Rehab from the lower fuel and resin costs.  Can you quantify those for us?  And do you expect them to persist into future quarters here?

David Martin
Yes, this is David.  I'll take that question.  You know, obviously, they are two different things--fuel and resin.  I believe we're seeing run rate savings in an area of fuel around $800,000 a quarter.  And resin, it's a little over a million dollars for the quarter.

As far as expectations for the future, it appears that commodity prices are stable at the moment.  And we expect that we'll continue to see pricing as it is now.  So I believe this is very good for our business and the expectation is we'll keep these and our margins will improve as a result of that year over year.

Christopher Purtill:	Great. And then …

Joe Burgess:
Just to make sure we're clear.  We're not seeing continued reduction in resin and fuel pricing.  So compared to certainly the third quarter of the last year and even the first quarter where it kind of peaked, it's much lower but it's not continuing to go lower ….

Christopher Purtill:	OK, that's helpful.

Joe Burgess:	Sure.

Christopher Purtill:	And also on operating cash flow and CapEx for 2009, do you have any insight that you can offer us you know looking out for the full year?

Joe Burgess:
Well, our general CapEx is for our core water and waste water businesses is generally trending as it did last year.  We don't see any significant increase or decrease.  Most of that CapEx is, of course, focused on managing the average age of the fleet that we use to execute our work.  So it's oriented towards maintenance CapEx if you will.

The new acquisitions as we – when we looked at them on a pro forma basis, Corrpro requires very little ongoing CapEx, it's very much a service business.  Bayou, we do not think will require much CapEx this year.

As we said when we were out discussing these transactions, we were happy to report that the Bayou companies had spent a fair amount of capital upgrading their facilities in the years running up to the acquisition.  So we expect that 2009, other than mostly maintenance types of expenditures, will be relatively light.

David Martin
This is David.  I'd just only add to the fact that any rise that you'll see in CapEx this year would be related to the expansion in Asia.  As we are growing the business in India and we’re adding crews there, that's where we would see the increase.

Joe Burgess:
You know we expect to be at six to eight crews by the end of year in India.  And I mentioned in my remarks that we've added two crews in Australia so there's a capital component when you put those field crews on.

Christopher Purtill:	OK, great and then for operating cash flow?

David Martin
Operating cash flow, we expect to see improvement beginning probably in the second half of the year as we move through the acquisitions and collections of cash related to those.  Our business (will) certainly be improving with the improved profitability of the business.  CapEx in the same range as last year for the most part.  As far as a number goes, we haven't stated that.

Christopher Purtill:	OK, great. Thank you very much.

Joe Burgess:	You're welcome, thank you.

Operator:	As a final reminder, if you would like to ask a question, press Star 1. We'll pause for just a moment.

Joe Burgess:
OK, very good.  Well, thank you to those who are on the call.  We're very excited with the results that we're able to produce in the first quarter.  And obviously, the second quarter is very important to us.  It's maybe first full quarter with these acquisitions under our belt.

And of course, we're going into our prime season certainly for our North American operations as well as Europe.  So we're excited about our prospects and we'll be talking to you along the way.  Appreciate your time this morning.

Operator:	That does conclude today's conference. We thank you for your participation.

END